Exhibit 10.1

EXECUTIVE OFFICER SEPARATION AGREEMENT, RELEASE, AND COVENANT NOT TO SUE
This Separation Agreement, Release, and Covenant Not to Sue (the “Agreement”) is entered into on January 3, 2025, by and between Robert R. Dillard (“Employee”) and Sonoco Products Company, a South Carolina corporation (the “Company”).

1.Separation from Employment
1.1.Separation. Employee’s last day of employment with the Company shall be January 3, 2025 (the “Separation Date”).  Effective as of the Separation Date, Employee’s employment with the Company and all its affiliates shall terminate and Employee shall cease to be an employee of all the foregoing. The Company and Employee further acknowledge and agree that the termination of Employee’s employment hereunder constitutes a “separation from service” within the meaning of Section 409A (as defined below).

1.2.Return of Company Property. Employee shall, prior to the Separation Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Employee’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Employee’s possession relating to any Trade Secrets (as defined in the Employee Agreement (as defined below)), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Employee shall not make or retain any copy or extract of any of the foregoing.

1.3.Accrued Obligations. Upon or within thirty (30) calendar days following the Separation Date, the Company will pay to Employee:
1.3.1.All accrued salary through the Separation Date,
1.3.2.Twenty (20) business days of pay in lieu of 2025 paid time off, and
1.3.3.Any unreimbursed business expenses incurred by Employee, in accordance with Company policy, prior to the Separation Date.

2.Severance Payments and Benefits
2.1.Controlling Plan. Employee shall receive the following Severance Payments and Benefits, subject to the terms and conditions set forth in Sonoco Products Company Executive Officer Severance Plan (the “Plan”) adopted in 2022:

2.2.Limitations. Subject to the limitations set forth in this Agreement and the Plan, the Severance Payment of the amounts described in Sections 2.3 and 2.4 shall be cash payment, less applicable withholdings.
2.3.Salary Continuation. Employee shall receive an amount equal to their current Base Salary, $718,068.00. The amount payable under this Section 2.3 shall be payable as salary continuation over the one (1) year period, as applicable, following the Termination Date in accordance with the Company’s normal payroll practices including less legally required withholdings and deductions, commencing on the first Company payroll date on or following the expiration of Employee’s right revoke their acceptance of the Release within the seven (7) day period following such acceptance provided that the first such payment shall include any payment of the Severance Payment that would have been payable prior to such payment following the Separation Date.

2.4.Annual Cash Plan Award. Employee shall receive award under the Annual Cash Plan for the year in which the Separation Date occurs, calculated at actual performance, and prorated through the Separation Date. For the avoidance of doubt, the award under the Annual Cash Plan shall not include any long-term incentive compensation, commissions, stock-based compensation, or any other incentive or retention compensation, bonuses, or awards of any kind other than payment under the Annual Cash Plan. The amounts payable under this Section 2.4 shall be payable at the time and in the form set forth in the Annual Cash Plan.
2.5.Benefit Plan Continuation. If Employee elects COBRA continuation coverage, then the employee shall receive continuation of all benefits under all Benefit Plans that permit continued coverage after an employee is no longer employed and/or are benefits eligible for COBRA continuation coverage in which Employee participates at the Separation Date, at active employee rates for a period of twelve (12) months following the Separation Date.

2.6.Continued Equity Award Vesting. Notwithstanding any provision in any applicable equity incentive plan and/or award agreement to the contrary, upon Employee’s Separation Date, the Employee’s then outstanding equity awards will vest and become exercisable or payable, as applicable, as if the Employee remained employed with the Company or Subsidiary or affiliate for a period of twelve (12) months following the Separation Date, provided that, with respect to performance-based equity awards, the Employee will vest in such awards based on achievement of applicable performance goals at the end of the applicable three-year performance period; provided further, that, notwithstanding the foregoing, any such equity award that is a restricted stock unit that would have otherwise vested and become payable during such twelve (12) month period but after March 15th of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15th”), shall vest and be paid no later than the Applicable March 15th (or, with respect to any such equity awards that are subject to Section 409A of the Code, the earliest time permitted under Section 409A (and in accordance with any deferral elections previously made) without the imposition of any penalties under Section 409A of the Code).

2.7.Outplacement Services. Outplacement services appropriate for a senior executive of the Company in an amount not to exceed $25,000.00 to be used by the Employee within one year of their Separation Date.
2.8.Executive Life Insurance. Employee shall continue to receive life insurance coverage under the Company’s life insurance policies in which the Employee participated immediately prior to the Separation Date or materially equivalent policies maintained by the Company in replacement thereof, at the active employee rate, for six (6) months following the Separation Date.
2.9.Tax Withholdings. The Company will deduct any required tax withholding from any Severance Payments. There shall be no deferrals, contributions or additional accruals to any qualified savings or retirement plan of the Company or to any deferred compensation plan of the Company from, or based on, any Severance Payment.

3.Section 409A Compliance.
3.1.Employee Tax Liability. The Employee is solely responsible and liable for the satisfaction of any federal, state, or local taxes that may arise with respect to this Plan (including any taxes or penalties arising under Section 409A of the Code, except to the extent otherwise specifically provided in this Plan or a written agreement with the Company).
3.2.Agreement Compliance. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code and not result in the imposition of additional taxes and penalties under Section 409A of the Code. Amounts payable to Employee under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals). Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments.
3.3.Precedence of Deferred Compensation Payments. No payments under this Agreement shall be paid to the Employee prior to or during the 6-month period following the Termination Date if the Company determines in its sole discretion that paying such amounts at the time or times indicated in this Article III would be a prohibited payment of deferred compensation to a Specified Employee under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is not made as a result of the previous sentence, then the Company shall pay the Employee in accordance with Plan provisions governing this scenario.
3.4.Deferred Compensation under this Agreement. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” to which Treas. Reg. Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred.

The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

4.Limitation of Benefits. Notwithstanding anything to the contrary in this Plan, Employee’s Severance Payment shall be reduced by the aggregate amount of any termination, redundancy, severance or similar separation payments or benefits (other than state unemployment benefits) which such Employee is eligible for and receives, due to the Employee’s Termination of Employment, under any other agreement or plan (including, without limitation, any severance plans of the Company or any Subsidiary or affiliate or any government-mandated plans) or pursuant to any statutory, legislative, or regulatory requirement.

5.Condition for Receipt of Severance Payments and Benefits.
5.1.Release Execution. In order to receive any Severance Payment or benefit under the Plan, the Employee will timely execute this Agreement and the General Release Agreement attached to this Agreement as Exhibit A (the “Release”) with the Company (provided by the Company to the Eligible Employee within seven (7) days following the Eligible Employee’s Termination Date) on or prior to the Release Expiration Date, and (b) not revoke their acceptance of the Release within the seven (7) day period following such acceptance.

5.2.Release Expiration Date. For purposes of this Section, “Release Expiration Date” shall mean the date that is 21 days following the date upon which the Company timely delivers the Release to the Eligible Employee. If Employee violates, threatens violation, or challenges the enforceability of the restrictive covenants contained in the Plan (the “Restrictive Covenants”) (or asserts an affirmative defense to an action seeking to enforce the Restrictive Covenants) including but not limited to being based on an argument that the Restrictive Covenants are (i) not enforceable as a matter of law, (ii) unreasonable in geographical scope or duration or (iii) void as against public policy, the Company shall, in addition to any other rights, claims and/or remedies, be entitled to (1) cease providing the Severance Payments required under this Article III, and (2) upon demand, have the Employee repay, within ten (10) business days of any such demand, any payments already made.
5.3.Enforceability of Restrictive Covenants. Further, any right afforded to, or exercised by, the Company under the Plan will not affect the enforceability of the Restrictive Covenants or any other right or remedy, equitable or otherwise, of the Company under the Plan, and, without limiting the effect of the foregoing, the Employee agrees that if they should breach or threaten to breach any of the Restrictive Covenants, the Company may, in addition to seeking other available remedies, apply for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by the Employee.

6.Reaffirmation of Restrictive Covenants
6.1.Employee previously made certain covenants, as set forth in (a) that certain Employee Agreement, dated July 5, 2018, by and between the Company and Employee (the “Employee Agreement”) and (b) that certain Employee Non-Competition Agreement, dated July 5, 2018, by and between the Company and Employee (the “Non-Competition Agreement”) (the covenants set forth in the Employee Agreement and the Non- Competition Agreement, collectively, the “Restrictive Covenants”).
6.2.The “Restricted Period” is limited to one year from the Termination Date.

6.3.Subject to the foregoing terms of this Section 6, Employee hereby acknowledges and agrees that:
6.3.1.the Restrictive Covenants shall remain in full force and effect in accordance with their terms and that Employee shall be bound by their terms and conditions,
6.3.2.in accordance with Section 1(c) of the Non-Competition Agreement, the Company insists on Employee’s full compliance with the non-compete provisions in Section 1(a) of the Non-Competition Agreement, as amended in this Agreement, for the length of the Severance Period and Employee acknowledges that this Section 7 constitutes notice thereof,
6.3.3.the separation payments set forth in Section 3(a) shall satisfy Section 1(c) of the Non-Competition Agreement for the length of the Severance Period, and
6.3.4.in the event that a court or arbitrator of competent jurisdiction determines that Employee has not complied with any of the Restrictive Covenants, the Company shall have no further obligations to pay any then-outstanding amounts otherwise required to be paid or provided under Section 2. Notwithstanding the foregoing, Company and Employee acknowledge that Company is electing pursuant to Section 1(c) of the Non-Competition Agreement to waive enforcement of the non-compete provisions in Section 1(a) of the Non-Competition Agreement for that period of the Restricted Period remaining after the Severance Period.

7.Mutual non-disparagement.
7.1.Employee agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are intended to be harmful to or reflect negatively on any of the Company or any of its affiliates, or that are otherwise disparaging of any of the Company’s, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards.

7.2.As of the date of this Agreement, the Company agrees to instruct its directors and executive officers not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on Employee or that are otherwise disparaging of Employee; provided that this Section 7 shall not be violated by the Company, its directors or its executive officers providing truthful testimony in response to a valid subpoena, court order, regulatory, request or other judicial, administrative or legal process or otherwise as required by law or conferring in confidence with the Company’s counsel, accountants or other professional advisors.

8.Release Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, "Government Agencies"), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

9.Ongoing Cooperation. Employee will assist and cooperate with the Company and its affiliates (a) concerning reasonable requests for information about the business of the

Company or its affiliates or Employee’s involvement and participation therein; (b) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee; and (c) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Employee may have at the time of the request. To the extent that any services or cooperation requested by Company pursuant to this Section 9 is not a request to provide sworn testimony pursuant to subpoena or court order, Company agrees to reimburse Employee for her reasonable costs for travel, missed work, and attorneys’ fees to comply with the request. The Employee’s Ongoing Cooperation is conditional based on the Company providing and maintaining directors and officers insurance or insurance consistent with the Employee’s previous role as an Officer of the Company.

10.Arbitration.
10.1.Employee and the Company agree that any dispute, controversy or claim, however significant, arising out of or in any way relating to Employee’s employment with or termination of employment from the Company, including without limitation any dispute, controversy or claim arising out of or in any way relating to any provision of this Agreement (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, shall be submitted to final and binding arbitration before a single neutral arbitrator in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon Employee’s request, as the exclusive remedy for resolving any and all such disputes.
10.2.The tribunal will consist of a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS) and the place of arbitration will be Hartsville, South Carolina. Each party shall be entitled to all types of remedies and relief otherwise available in court (subject to the limitations set forth herein). The parties agree that any arbitration pursuant to this

Agreement shall be brought on an individual, rather than class, collective, or representative basis, and waive the right to pursue any claim subject to arbitration on a class, collective, or representative basis.
10.3.The parties to this Agreement hereby expressly and irrevocably submit themselves to the personal jurisdiction of the Circuit Court of the State of South Carolina (the “Circuit Court”) for the purpose of compelling arbitration pursuant to this Agreement and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award.
10.4.To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Employee initiates a claim subject to arbitration, Employee shall pay any filing fee up to the amount that Employee would be required to pay if Employee initiated such claim in the Circuit Court. Each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. The arbitrator may award fees and costs (including attorneys’ fees) to the prevailing party where authorized by applicable law.
10.5.WAIVER OF TRIAL BY JURY OR COURT. EMPLOYEE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.
10.6.WAIVER OF OTHER RIGHTS. EMPLOYEE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.
10.7.The parties acknowledge that they are entering into this arbitration provision voluntarily and are represented by counsel. If any part of this arbitration provision is deemed unenforceable, it is entirely severable from the rest and shall not affect or limit the validity or enforceability of the remainder of the provision, or the Agreement.

11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

12.Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

13.Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

14.Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

15.Assignment. This Agreement is personal to Employee and shall not be assignable by Employee; provided, however, that the payments due to Employee pursuant to Sections 2 and 3 of this Agreement shall inure to the benefit of Employee’s heirs in the event of Employee’s death prior to payment. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall insure to the benefit of, and be binding on, the Company and its successors and assigns.

16.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

17.Entire Agreement/Integration. This Agreement, together with the Employee Agreement, the Non-Competition Agreement and the General Release, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.

18.Consultation with Counsel. Employee acknowledges (a) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, (b) that she has been represented by, or had the opportunity to be represented by independent counsel of her own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (c) that she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment. Without limiting the generality of the foregoing, Employee acknowledges that she has had the opportunity to consult with her own independent tax advisors with respect to the tax consequences to him or her of this Agreement and the payments hereunder, and that she is relying solely on the advice of her independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

19.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Employee:

To the last mailing address and e-mail address that the Company has in its personnel records for Employee, provided that Company will update its personnel records within five (5) days of receiving notice from Employee of a change in Employee’s address subsequent to the Separation Date.

If to the Company:

Sonoco Products Company
1 N. Second St., Hartsville, South Carolina
Attention: Todd Giambrone
All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

SONOCO PRODUCTS COMPANY

By:    /s/ R. Howard Coker
Name:     R. Howard Coker
Title:    President and CEO

EMPLOYEE

By:    /s/ Robert R. Dillard
Name:    Robert R. Dillard

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by Robert R. Dillard (“Employee”) in favor of Sonoco Products Company, a South Carolina corporation (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.
1.Release by Employee. In exchange for the benefits set forth in the Separation Agreement entered into by and between the Company and Employee, dated as of January 3, 2025, (the “Agreement”) to which this Release is an exhibit, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he or she may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; violations of the South Carolina Human Affairs Law and Sections 37-5-106 (termination of an employee because a creditor garnished the employee’s wages), 41-1-20 (unlawful discrimination against union members), 41-1-30 (unlawful termination of an employee replaced by an unauthorized alien), 41-1-70 (wrongful demotion or termination of an employee for complying with a subpoena or serving on a jury), 41-1-80 (retaliation against employees for instituting or participating in workers' compensation claims), 41-1-85 (adverse personnel action against employees for using tobacco products outside the workplace), and 53-1-110 (discrimination against employees who conscientiously oppose working on Sundays) of the South Carolina Code; and any federal, state or local laws of similar effect.

2.Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the accrued obligations under Section 1 of the Agreement; the Company’s obligations to provide the separation benefits under Section 2 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company, applicable directors and officers or other liability insurance, the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases their right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act; Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in their capacity as an equity holder of the Company; or any other rights that may not be waived by an employee under applicable law.
3.Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:
(a)Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.
(b)Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

(c)Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d)The Company advises Employee to consult with an attorney prior to executing this Release.

(e)Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f)Employee has seven (7) days after signing this Release to revoke this Release, and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits set forth in Section 3 of the Agreement.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating their intent to revoke this Release to Todd Giambrone, VP Global Total Rewards, 1 North Second Street, Hartsville, SC 29550, on or before 5:00 p.m. Eastern Time on the seventh (7th) day after the date on which Employee signs this Release.

4.Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which they may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if they hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
5.No Actions. Employee represents and warrants to the Company that they have no pending actions, claims or charges of any kind. Employee agrees that if they hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (a) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (b) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
6.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the EEOC, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
7.Miscellaneous.
(a)No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
(b)Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.
(c)Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.
(d)Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.
(e)Entire Agreement/Integration. This Release, together with the Agreement, the Employee Agreement and the Non-Competition Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

Sign only on or within twenty-one (21) days after January 3, 2025.

                    EMPLOYEE

Date: January 23, 2025         /s/ Robert R. Dillard
                    Robert R. Dillard